Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference to Registration Statement No. 333-183755 on Form S-4/A and Registration Statement Nos. 333-142732, 333-179290 and 333-180887 on Forms S-8 and Registration Statement No. 333-179288 on Form S-3ASR of our reports dated January 29, 2013 relating to the financial statements and financial statement schedule of Lennar Corporation, and the effectiveness of Lennar Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2012.

/s/ Deloitte & Touche LLP

Miami, Florida
January 29, 2013